Exhibit 10.1

August 16, 2024

Kevin Williamson

Dear Kevin:

I am pleased to offer you a position with Tenon Medical, Inc. (the “Company”), as its Chief Financial Officer, reporting to the Chief Executive Officer.

If you decide to join us, you will receive an annual salary of $315,000 (the “Base Salary”), less applicable withholdings, which will be paid semi-monthly in accordance with the Company’s normal payroll procedures. Any modification in Base Salary (together with the then existing Base Salary) shall serve as the “Base Salary” for future employment under this offer letter. The first and last payment will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period.

As an employee, you are also eligible to receive certain Company-sponsored employee benefits that are provided to similarly situated employees pursuant to the terms and conditions of the Company benefit plans and as otherwise required by law. Notwithstanding any provision in this letter, the Company may modify job titles and positions, wages, benefits, and other terms and conditions of employment from time to time as it deems necessary or appropriate.

During each calendar year of your employment, you will be eligible to receive a discretionary annual bonus, up to a target of thirty percent (30%) of the Base Salary, less applicable withholdings (the “Annual Bonus”); provided, however, that for the 2024 calendar year, your target Annual Bonus will be prorated based on the amount of time you work for the Company in the 2024 calendar year. The amount of the Annual Bonus (if any) will be determined in the Company’s sole discretion based on its assessment of the Company’s performance and your individual performance during a given calendar year. If the Company determines that you should receive an Annual Bonus for any given year, the Company shall pay you the bonus by March 15 following each year end. Please note, you must be an employee in good standing of the Company on the payout date of the Annual Bonus, as determined in the Company’s sole discretion, to be eligible to earn and receive the Annual Bonus. No “prorated” or partial bonus will be provided in the event of your earlier separation from employment with the Company.

104 Cooper Court | Los Gatos, CA | 95032

Phone: 408.649.5760 Fax: 408.649.5756

In addition, if you decide to join us, it will be recommended to the Company’s Board of Directors as soon as practicable following the Start Date that the Company grant you a restricted stock unit award for 50,000 shares of the Company’s Common Stock (the “RSUs”). The RSUs shall be subject to the terms and conditions of the Company’s equity incentive plan and form of restricted stock unit grant agreement. One-third (1/3rd) of the RSUs shall vest twelve (12) months after the date your vesting begins, no RSUs shall vest before such date, and no rights to any vesting shall be earned or accrued prior to such date. The remaining RSUs shall vest semi-annually over the next four (4) half-year periods in equal amounts. Vesting is in all cases subject to your continuing service through the applicable vesting date. No right to any RSUs is earned or accrued until such time that vesting occurs, nor does this grant confer any right to continue vesting or employment.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.

If the Company terminates your employment without Cause (as defined below), then, subject to the conditions set forth below, the Company agrees to pay you continuing severance pay at a rate equal to one hundred percent (100%) of your Base Salary, as then in effect (less applicable withholdings) for a period of twelve (12) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll practices (the “Severance”). For the avoidance of doubt, in the event that: (i) you resign your employment with the Company or (ii) the Company terminates your employment for Cause, you will not be entitled to the Severance. Your entitlement to the Severance is conditioned upon your compliance and continued compliance with the terms of this letter and the Confidentiality Agreement (as defined below) as well as your signing, and not revoking (as applicable), a separation agreement and release in the form provided by the Company (the “Release”), provided that such Release becomes effective and irrevocable no later than sixty (60) days following the separation date or such earlier date required by the release (such deadline, the “Release Deadline”). If the Release does not become effective by the Release Deadline, you will forfeit any rights to the Severance. Any contrary representations that may have been made to you are superseded by this letter. This is the full and complete agreement between you and the Company on this term.

For purposes of this letter, “Cause” shall mean: (i) your failure to perform the material duties and obligations of your position with the Company; (ii) your failure or refusal to comply with the policies, standards and regulations established by the Company from time to time; (iii) any act of personal dishonesty, fraud, embezzlement, misrepresentation, or other unlawful act committed by you that benefits you at the expense of the Company; (iv) your violation of a federal or state law or regulation applicable to the Company’s business; (v) your conviction of, or a plea of nolo contendere or guilty to, a felony under the laws of the United States or any state; (vi) your material breach of the terms of this offer letter or your Confidentiality Agreement; or (vii) the Company’s severe financial distress, whereby the Company is in the process of winding down its business and your employment is terminated in connection with such winding down.

104 Cooper Court | Los Gatos, CA | 95032

Phone: 408.649.5760 Fax: 408.649.5756

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that you will not in any way utilize any such information in performing your duties for the Company.

As a Company employee, you will be expected to abide by Company rules and standards. You will be specifically required to sign an acknowledgment that you have read and that you understand the Company’s Code of Conduct and Insider Trading Policy.

As a condition of your employment, you will also be required to sign and comply with an At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement (the “Confidentiality Agreement”), which requires, among other provisions, mandatory arbitration of disputes between you and the Company. A copy of the Confidentiality Agreement is being provided together with this offer letter for your review and signature.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below. If you accept our offer, your first day of employment will be September 3, 2024 (the “Start Date”). This letter, along with your Confidentiality Agreement, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews, or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Company’s highest-ranking corporate executive (e.g., Chief Executive Officer, President) or his or her authorized representative. This offer of employment will terminate if it is not accepted, signed, and returned by August 21, 2024.

104 Cooper Court | Los Gatos, CA | 95032

Phone: 408.649.5760 Fax: 408.649.5756

We look forward to your favorable reply and to working with you at the Company.

Sincerely,

/s/ Steven M. Foster
Steven M. Foster
President and Chief Executive Officer

Acknowledged and accepted:

/s/ Kevin Williamson
Kevin Williamson

Date:	8/20/2024

Enclosures:

Confidentiality Agreement

104 Cooper Court | Los Gatos, CA | 95032

Phone: 408.649.5760 Fax: 408.649.5756

4